Exhibit 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
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                                                                    Years Ended December 31,
                                                                 ------------------------------
                                                                   1994       1993      1992
                                                                   ----       ----      ----
                                                                  Dollar Amounts in Thousands

Net income ...................................................   $201,128   $182,308   $162,300
Provision for income taxes ...................................    123,941    128,489    105,311
Extraordinary item--loss on early extinguishment of debt,
   net of income tax benefit .................................       --         --        4,241
                                                                 --------   --------   --------
Earnings before provision for income taxes and extraordinary
  item .......................................................    325,069    310,797    271,852
                                                                 --------   --------   --------
Fixed Charges:
    Interest and debt expenses on indebtedness ...............    613,957    508,006    552,017
    Interest factor--one third of rentals on real and personal
        properties ...........................................      7,855      8,001      8,278
                                                                 --------   --------   --------
    Total fixed charges ......................................    621,812    516,007    560,295
                                                                 --------   --------   --------

         Total earnings before provisions for income taxes,
            extraordinary item, and fixed charges ............   $946,881   $826,804   $832,147
                                                                 ========   ========   ========
Ratios of Earnings to Fixed Charges ..........................       1.52       1.60       1.49
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